Exhibit 107

Calculation of Filing Fee Tables

Form S-3 (Form Type)

Sunworks, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)(2)	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee (3)
Newly Registered Securities
Fees to be Paid	Equity	Common stock, $0.001 par value per share	457(o)
Fees to be Paid	Equity	Preferred stock, $0.001 par value per share	457(o)
Fees to be Paid	Other	Warrants	457(o)
Fees to be Paid	Other	Units(4)	457(o)
Fees to be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)			$75,000,000	0.0000927	$6,952.50
	Total Offering Amounts					$75,000,000	0.0000927	$6,952.50
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fees Due							$6,952.50

(1)	This registration statement covers the registration of such indeterminate number of shares of common stock and preferred stock; such indeterminate number of warrants to purchase shares of common stock, shares of preferred stock, and/or units; and such indeterminate number of units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $75,000,000. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. Any securities registered hereunder may be sold separately or as units with any other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock, shares of preferred stock, and warrants as may be issued upon the conversion of or exchange for preferred stock that provide for conversion or exchange; upon the exercise of warrants; or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the securities being registered hereunder include such indeterminate number of shares of common stock or preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, the issuance of the securities and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.

(4)	Each unit will represent an interest in two or more other securities, which may or may not be separable from one another.